Exhibit 99.1

Apple Reports Third Quarter Results

17 Million iPads Sold

Board Declares Quarterly Dividend of $2.65 per Common Share

CUPERTINO, California—July 24, 2012—Apple® today announced financial results for its fiscal 2012 third quarter ended June 30, 2012. The Company posted quarterly revenue of $35.0 billion and quarterly net profit of $8.8 billion, or $9.32 per diluted share. These results compare to revenue of $28.6 billion and net profit of $7.3 billion, or $7.79 per diluted share, in the year-ago quarter. Gross margin was 42.8 percent compared to 41.7 percent in the year-ago quarter. International sales accounted for 62 percent of the quarter’s revenue.

The Company sold 26.0 million iPhones in the quarter, representing 28 percent unit growth over the year-ago quarter. Apple sold 17.0 million iPads during the quarter, an 84 percent unit increase over the year-ago quarter. The Company sold 4.0 million Macs during the quarter, a two percent unit increase over the year-ago quarter. Apple sold 6.8 million iPods, a 10 percent unit decline from the year-ago quarter.

Apple’s Board of Directors has declared a cash dividend of $2.65 per share of the Company’s common stock. The dividend is payable on August 16, 2012, to stockholders of record as of the close of business on August 13, 2012.

“We’re thrilled with record sales of 17 million iPads in the June quarter,” said Tim Cook, Apple’s CEO. “We’ve also just updated the entire MacBook line, will release Mountain Lion tomorrow and will be launching iOS 6 this Fall. We are also really looking forward to the amazing new products we’ve got in the pipeline.”

“We’re continuing to invest in the growth of our business and are pleased to be declaring a dividend of $2.65 per share today,” said Peter Oppenheimer, Apple’s CFO. “Looking ahead to the fourth fiscal quarter, we expect revenue of about $34 billion and diluted earnings per share of about $7.65.”

Apple will provide live streaming of its Q3 2012 financial results conference call beginning at 2:00 p.m. PDT on July 24, 2012 at www.apple.com/quicktime/qtv/earningsq312. This webcast will also be available for replay for approximately two weeks thereafter.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue and diluted earnings per share. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of other legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 24, 2011, its Forms 10-Q for the fiscal quarters ended December 31, 2011 and March 31, 2012, and its Form 10-Q for the quarter ended June 30, 2012 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple designs Macs, the best personal computers in the world, along with OS X, iLife, iWork and professional software. Apple leads the digital music revolution with its iPods and iTunes online store. Apple has reinvented the mobile phone with its revolutionary iPhone and App Store, and is defining the future of mobile media and computing devices with iPad.

Press Contact:

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

© 2012 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS and Macintosh are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Net sales	$35,023	$28,571	$120,542	$79,979
Cost of sales (1)	20,029	16,649	66,281	47,541

Gross margin	14,994	11,922	54,261	32,438

Operating expenses:
Research and development (1)	876	628	2,475	1,784
Selling, general and administrative (1)	2,545	1,915	7,489	5,574

Total operating expenses	3,421	2,543	9,964	7,358

Operating income	11,573	9,379	44,297	25,080
Other income and expense	288	172	573	334

Income before provision for income taxes	11,861	9,551	44,870	25,414

Provision for income taxes	3,037	2,243	11,360	6,115

Net income	$8,824	$7,308	$33,510	$19,299

Earnings per common share:
Basic	$9.42	$7.89	$35.89	$20.91
Diluted	$9.32	$7.79	$35.48	$20.63

Shares used in computing earnings per share:
Basic	936,596	926,108	933,672	922,917
Diluted	947,059	937,810	944,440	935,688

(1) Includes stock-based compensation expense as follows:
Cost of sales	$70	$52	$196	$155
Research and development	$172	$119	$500	$336
Selling, general and administrative	$206	$113	$596	$379

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares which are reflected in thousands)

	June 30, 2012	September 24, 2011
ASSETS:

Current assets:
Cash and cash equivalents	$7,945	$9,815
Short-term marketable securities	19,709	16,137
Accounts receivable, less allowances of $94 and $53, respectively	7,657	5,369
Inventories	1,122	776
Deferred tax assets	2,309	2,014
Vendor non-trade receivables	6,641	6,348
Other current assets	6,560	4,529

Total current assets	51,943	44,988

Long-term marketable securities	89,567	55,618
Property, plant and equipment, net	10,487	7,777
Goodwill	1,132	896
Acquired intangible assets, net	4,329	3,536
Other assets	5,438	3,556

Total assets	$162,896	$116,371

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$16,808	$14,632
Accrued expenses	10,430	9,247
Deferred revenue	5,822	4,091

Total current liabilities	33,060	27,970

Deferred revenue – non-current	2,530	1,686
Other non-current liabilities	15,560	10,100

Total liabilities	51,150	39,756

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000 shares authorized; 937,266 and 929,277 shares issued and outstanding, respectively	15,573	13,331
Retained earnings	95,641	62,841
Accumulated other comprehensive income	532	443

Total shareholders’ equity	111,746	76,615

Total liabilities and shareholders’ equity	$162,896	$116,371

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Nine Months Ended
	June 30, 2012	June 25, 2011
Cash and cash equivalents, beginning of the period	$9,815	$11,261

Operating activities:
Net income	33,510	19,299
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation, amortization and accretion	2,296	1,271
Share-based compensation expense	1,292	870
Deferred income tax expense	4,066	2,232
Changes in operating assets and liabilities:
Accounts receivable, net	(2,278)	(592)
Inventories	(346)	162
Vendor non-trade receivables	(293)	(955)
Other current and non-current assets	(3,238)	(1,551)
Accounts payable	2,450	2,480
Deferred revenue	2,575	1,276
Other current and non-current liabilities	1,686	2,608

Cash generated by operating activities	41,720	27,100

Investing activities:
Purchases of marketable securities	(121,091)	(75,133)
Proceeds from maturities of marketable securities	10,344	16,396
Proceeds from sales of marketable securities	73,140	34,301
Payments made in connection with business acquisitions, net of cash acquired	(350)	0
Payments for acquisition of property, plant and equipment	(4,834)	(2,615)
Payments for acquisition of intangible assets	(1,067)	(266)
Other	(56)	34

Cash used in investing activities	(43,914)	(27,283)

Financing activities:
Proceeds from issuance of common stock	433	577
Excess tax benefits from equity awards	1,036	915
Taxes paid related to net share settlement of equity awards	(1,145)	(479)

Cash generated by financing activities	324	1,013

(Decrease)/increase in cash and cash equivalents	(1,870)	830

Cash and cash equivalents, end of the period	$7,945	$12,091

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$5,901	$2,563